As filed with the Securities and Exchange Commission on June 12, 2012

Registration No. 333-181503

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LyondellBasell Industries N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2860	98-0646235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Stationsplein 45

3013AK Rotterdam

The Netherlands

31 10 275 5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig B. Glidden

Stationsplein 45

3013AK Rotterdam

The Netherlands

31 10 275 5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
6% Senior Notes Due 2021	$1,000,000,000	100%	$1,000,000,000	$114,600

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

LyondellBasell Industries N.V. is filing this Amendment No. 1 (the “Amendment”) to its Registration Statement on Form S-4 (Registration No. 333-181503) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibits 5.1 and 5.2 previously filed with the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The Prospectus is unchanged and has been omitted.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item	20. Indemnification Of Directors And Officers

Assumed Indemnification Obligations

LyondellBasell Industries N.V. assumed certain indemnification obligations for any person who served as a director or officer of any of the Debtors in the Bankruptcy Cases during the period beginning January 6, 2009, subject to certain exceptions. All of our current executive officers and most of our officers will be indemnified pursuant to this assumption under the Plan of Reorganization. Furthermore, pursuant to the Plan of Reorganization, to the extent that indemnification claims relate to acts or omissions prior to the commencement of the Bankruptcy Cases, any individual covered by the assumed indemnification obligations must first demonstrate that he or she has taken all reasonable actions to obtain payment under any applicable insurance policies, and that the insurers under the policies have disclaimed coverage or have informed such individual that the available limits of liability under the applicable policies have been exhausted. We will only be required to make a payment under the assumed indemnification obligations after the insurance policy has been exhausted or is not otherwise available. With respect to acts or omissions after the commencement of the Bankruptcy Cases and prior to the Emergence Date, an insurance policy took effect on December 20, 2007 which covers such acts or omissions.

Indemnification Arrangements

Article 26 of Chapter XI of the Articles of Association of LyondellBasell Industries N.V. contains mandatory indemnification provisions for its current and former directors and officers, as well as directors and officers of its direct or indirect subsidiaries, including Lyondell Chemical and the Guarantors, as described generally below. Certain of our officers are officers and directors of our subsidiaries.

We are obligated to indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he (or a person or entity for whom he) is or was a member of our Management Board or a member of our Supervisory Board or is or was serving at our request as a director, officer, employee or agent of another company or a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans. Our indemnification obligation applies to all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred, except that our indemnification does not apply in respect of any claim, issue or matter as to which the person is adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to us, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction determines otherwise.

Expenses (including attorneys’ fees) incurred in defending a proceeding may be paid by us in advance of the final disposition of such proceeding upon a resolution of our Management Board which will have been approved by our Supervisory Board with respect to the specific case upon receipt of an undertaking by or on behalf of the member of our Management Board, member of our Supervisory Board, director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us.

We have entered into indemnification agreements with our current directors and will enter into similar agreements with executive officers and certain officers and employees of LyondellBasell Industries N.V. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors and executive officers and as officers and employees of LyondellBasell Industries N.V. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We maintain directors’ and officers’ liability insurance coverage.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of Lyondell Chemical’s Amended and Restated Certificate of Incorporation and Section 5.11 of Lyondell Chemical’s Amended and Restated By-Laws provide for indemnification to the fullest extent permitted by the DGCL.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Lyondell Chemical’s Amended and Restated Certificate of Incorporation provides that no director of Lyondell Chemical shall be personally liable to Lyondell Chemical or its shareholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Item	21. Exhibits and Financial Statement Schedules

(b) Exhibits.     The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

Item	22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d) any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on June 12, 2012.

LYONDELLBASELL INDUSTRIES N.V.

By:	/S/ JAMES L. GALLOGLY
James L. Gallogly
Sole Member of the Management Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES L. GALLOGLY James L. Gallogly	Chief Executive Officer and Sole Member of the Management Board (Principal Executive Officer)	June 12, 2012

/S/ KARYN F. OVELMEN Karyn F. Ovelmen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 12, 2012

/S/ WENDY JOHNSON Wendy Johnson	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 12, 2012

* Jacques Aigrain	Director	June 12, 2012

* Jagjeet S. Bindra	Director	June 12, 2012

* Robin Buchanan	Director	June 12, 2012

* Milton Carroll	Director	June 12, 2012

* Stephen F. Cooper	Director	June 12, 2012

* Robert G. Gwin	Director	June 12, 2012

* Joshua J. Harris	Director	June 12, 2012

* Scott M. Kleinman	Director	June 12, 2012

* Marvin O. Schlanger	Chairman of the Supervisory Board and Director	June 12, 2012

* Bruce A. Smith	Director	June 12, 2012

* Rudy M.J. van der Meer	Director	June 12, 2012

*	The undersigned, by signing his name hereto, does execute this Amendment No. 1 to registration statement on behalf of the persons identified above pursuant to a power-of-attorney.

By:	/S/ CRAIG B. GLIDDEN
Craig B. Glidden
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

2	Third Amended and Restated Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, dated as of March 12, 2010 (incorporated by reference to Exhibit 2.1 to Form 10 dated April 28, 2010)

3.1	Amended and Restated Articles of Association of LyondellBasell Industries N.V., dated as of May 27, 2011 (incorporated by reference to the Registrant’s Registration Statement on Form S-4 (File No. 333-175077) as filed on June 22, 2011)

3.2	Rules for the Supervisory Board of LyondellBasell Industries N.V. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Form 10 dated July 26, 2010)

3.3	Rules for the Management Board of LyondellBasell Industries N.V. (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.1	Specimen certificate for Class A ordinary shares, par value €0.04 per share, of LyondellBasell Industries N.V. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.2	Nomination Agreement between LeverageSource (Delaware), LLC and LyondellBasell Industries N.V., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.3	Nomination Agreement between AI International Chemicals S.à.r.l. and LyondellBasell Industries N.V., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.4	Registration Rights Agreement relating to 8% Senior Secured Notes due 2017 by and among LyondellBasell Industries N.V., Banc of America Securities LLC and UBS Securities LLC, dated as of April 8, 2010 (incorporated by reference to Exhibit 4.4 to Form 10 dated April 28, 2010)

4.5	Registration Rights Agreement by and among LyondellBasell Industries N.V. and the Holders (as defined therein), dated as of April 30, 2010 (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.6	Registration Rights Agreement relating to 6.0% Senior Notes due 2021, among the Company, the Guarantors and the Initial Purchasers, dated as of November 14, 2011 (incorporated by reference to Exhibit 4.2 to Form 8-K dated November 17, 2011)

4.7	Registration Rights Agreement, relating to 5% Senior Notes due 2019 and 5.75% Senior Notes due 2024, among LyondellBasell Industries N.V., the Guarantors and the Initial Purchasers, dated as of April 9, 2012 (incorporated by reference to Exhibit 4.4 to Form 8-K dated April 10, 2012)

4.8	Amended and Restated Indenture relating to 8% Senior Secured Notes due 2017 between Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and Wilmington Trust FSB, dated as of April 30, 2010 (incorporated by reference to Exhibit 4.8 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.9	First Supplemental Indenture relating to 8% Senior Secured Notes due 2017, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wilmington Trust, National Association, as trustee, dated as of November 2, 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K dated November 8, 2011)

4.10	Second Supplemental Indenture relating to 8% Senior Secured Notes due 2017, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wilmington Trust, National Association, as trustee, dated as of April 4, 2012 (incorporated by reference to Exhibit 4.1 to Form 8-K dated April 10, 2012)

4.11	Indenture relating to 11% Senior Secured Notes due 2018 by and among LyondellBasell Industries N.V., Lyondell Chemical Company and Wells Fargo, N.A., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.10 to Amendment No. 2 to Form 10 dated July 26, 2010)

4.12	First Supplemental Indenture relating to 11% Senior Secured Notes due 2018, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, dated as of November 2, 2011 (incorporated by reference to Exhibit 4.2 to Form 8-K dated November 8, 2011)

4.13	Second Supplemental Indenture relating to 11% Senior Secured Notes due 2018, by and among Lyondell Chemical Company, LyondellBasell Industries N.V., each of the other Guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, dated as of April 4, 2012 (incorporated by reference to Exhibit 4.2 to Form 8-K dated April 10, 2012)

4.14	Indenture relating to 6.0% Senior Notes due 2021, among the Company, as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo National Association, as trustee, registrar and paying agent, dated as of November 14, 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K dated November 17, 2011)

4.15	Indenture relating to 5% Senior Notes due 2019 and 5.75% Senior Notes due 2024, among LyondellBasell Industries N.V., as issuer, each of the Guarantors named therein, as guarantors, Wells Fargo Bank, National Association, as trustee, registrar and paying agent, dated as of April 9, 2012 (including form of 5.000% Senior Note due 2019 and form of 5.750% Senior Note due 2024) (incorporated by reference to Exhibit 4.3 to Form 8-K dated April 10, 2012)

4.16	Warrant Agreement by and among LyondellBasell Industries N.V. and Computershare Inc. and Computershare Trust Company, N.A., dated as of April 30, 2010 (incorporated by reference to Exhibit 4.12 to Amendment No. 2 to Form 10 dated July 26, 2010)

5.1*	Legal opinion of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to LyondellBasell Industries N.V.

5.2*	Legal opinion of Cleary Gottlieb Steen & Hamilton LLP, special Dutch counsel to LyondellBasell Industries N.V.

10.1+	Employment agreement by and among James L. Gallogly, Lyondell Chemical Company and LyondellBasell AFGP, dated as of May 14, 2009 (incorporated by reference to Exhibit 10.1 to Form 10 dated April 28, 2010)

10.2+	Compensation terms of C. Kent Potter (incorporated by reference to Exhibit 10.2 to Form 10 dated April 28, 2010)

10.3+	Transition Agreement dated October 10, 2011 between C. Kent Potter and Lyondell Chemical Company (incorporated by reference to Exhibit 10.1 to Form 8-K dated October 11, 2011)

10.4+	Letter Agreement dated October 7, 2011 between Karyn F. Ovelmen and Lyondell Chemical Company (incorporated by reference to Exhibit 10.2 to Form 8-K dated October 11, 2011)

10.5+	Employment agreement by and among Craig B. Glidden, Lyondell Chemical Company and LyondellBasell AFGP, dated as of August 5, 2009 (incorporated by reference to Exhibit 10.3 to Form 10 dated April 28, 2010)

10.6+	Employment agreement by and among Kevin Brown, Lyondell Chemical Company and LyondellBasell AFGP, dated as of March 19, 2010 (incorporated by reference to Exhibit 10.4 to Form 10 dated April 28, 2010)

10.7+	Employment agreement by and among Bhavesh V. Patel, Lyondell Chemical Company and LyondellBasell AFGP, dated as of March 19, 2010 (incorporated by reference to Exhibit 10.5 to Form 10 dated April 28, 2010)

10.8+	Employment Agreement, dated as of June 2, 2011 by and among Lyondell Chemical Company and Tim Roberts (incorporated by reference to Exhibit 10.8 to Form 10-K for the year ended December 31, 2011)

10.9+	LyondellBasell Industries N.V. Short-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to Form 10 dated July 26, 2010)

10.10+	LyondellBasell Industries N.V. Medium Term Incentive Plan (incorporated by reference to Exhibit 10.12 to Form 10 dated April 28, 2010)

10.11+	LyondellBasell Industries N.V. 2010 Long-Term Incentive Plan. (incorporated by reference to Exhibit 10.13 to Form 10 dated April 28, 2010)

10.12+	LyondellBasell U.S. Senior Management Deferral Plan dated March 1, 2012 (incorporated by reference to Exhibit 10.1 to Form 8-K dated March 1, 2012)

10.13+	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Form 10 dated July 26, 2010)

10.14+	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to Form 10 dated July 26, 2010)

10.15+	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to Form 10 dated July 26, 2010)

10.16+	Form of Stock Appreciation Right Award Agreement (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to Form 10 dated July 26, 2010)

10.17+	Form of Qualified Performance Award Agreement (incorporated by reference to Exhibit 10.16 to Form 10-K for the year ended December 31, 2011)

10.18

Credit Agreement, dated May 4, 2012, among LyondellBasell Industries N.V. and LYB Americas Finance Company, as Borrowers, the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Deutsche Bank Securities Inc., as Syndication Agent and the other parties thereto (incorporated by reference to Exhibit 10.1 to Form 8-K dated May 7, 2012)

10.19	Master Receivables Purchase Agreement dated May 4, 2010 among Basell Sales and Marketing Company B.V., Lyondell Chemie Nederland B.V., Basell Polyolefins Collections Limited, Citicorp Trustee Company Limited and Citibank, N.A., London Branch (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to Form 10 dated July 26, 2010)

12**	Computation of Ratio of Earnings to Fixed Charges.

21	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 to Form 10-K for the year ended December 31, 2011)

23.1*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)

23.2*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2)

23.3**	Consent of PricewaterhouseCoopers LLP

24**	Powers of Attorney

25**	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association

+	Management contract or compensatory plan, contract or arrangement
*	Filed herewith
**	Previously filed.